Exhibit 99.1

For Immediate Release

Contacts:

Corporate Communications	Investor Relations
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

Engility Announces Early Termination of Hart-Scott-Rodino Waiting

Period for Proposed Acquisition of TASC

CHANTILLY, Va.—December 4, 2014— Engility Holdings, Inc. (NYSE: EGL) today announced its receipt of notice from the Federal Trade Commission of the early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to Engility’s proposed acquisition of TASC.

As previously announced, on October 28, 2014, Engility entered into a definitive agreement under which Engility will acquire privately-held TASC, a leading professional services provider to the national security and public safety markets, in an all-stock transaction valued at approximately $1.1 billion, including the assumption of net debt.

Termination of the HSR Act waiting period satisfies one of the conditions to closing of the proposed transaction. The closing of the transaction is also subject to approval of the stockholders of both Engility and TASC, consummation of the contemplated financing, and other customary closing conditions, including the effectiveness of Engility’s Registration Statement on Form S-4, which was initially filed with the Securities and Exchange Commission on November 20, 2014. Subject to the satisfaction of these other conditions, the transaction is expected to close in the first quarter of 2015.

About ENGILITY

Engility is a pure-play government services contractor providing highly skilled personnel wherever, whenever they are needed in a cost-effective manner. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. To learn more about Engility, please visit www.engilitycorp.com.

About TASC

Founded in 1966, TASC is a trusted partner to intelligence, defense and civilian agency customers. TASC provides mission-critical enterprise systems engineering, mission-enabling architectures and value-based solutions for the national security and public safety markets. Drawing upon extensive domain knowledge, subject-matter expertise and technical resources, TASC delivers the strategic and tactical insight needed to help customers meet their most complex national security challenges. To learn more about TASC, visit www.TASC.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements with respect to the proposed transaction and the anticipated closing of the proposed transaction. Words such as “may,” “will,” “should,” “anticipates,” “expects” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found in Engility’s filings made from time to time with the Securities and Exchange Commission (the “SEC”), including Engility’s Annual Report on Form 10-K for the year ended December 31, 2013 and more recent documents that have been filed by Engility with the SEC and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed transaction, Engility Holdings, Inc. (“Engility”) and New East Holdings, Inc., a wholly owned subsidiary of Engility (“New Engility”), have filed with the SEC a registration statement on Form S-4 which includes a preliminary joint proxy/consent solicitation statement of Engility and TASC Parent Corporation (“TASC”) and a preliminary prospectus of New Engility, as well as other relevant documents concerning the proposed transaction. The registration statement has not yet become effective. Engility will mail the definitive joint proxy/consent solicitation statement/prospectus to Engility and TASC stockholders. STOCKHOLDERS OF ENGILITY AND TASC ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY/CONSENT SOLICITATION STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH

THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive joint proxy/consent solicitation statement/prospectus (when available) and other filings containing information about Engility at the SEC’s website at www.sec.gov. The definitive joint proxy/consent solicitation statement/prospectus (when available) and the other filings may also be obtained free of charge at Engility’s website at www.engilitycorp.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

Engility and certain of its directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Engility stockholders in connection with the proposed merger. Information about the directors and executive officers of Engility and their ownership of Engility common stock is set forth in the proxy statement for Engility’s 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 11, 2014.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy/consent solicitation statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

NO OFFERS OR SOLICITATIONS

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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